Exhibit 10.1

MONOLITHIC POWER SYSTEMS, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT (CEO)

This Amendment to the Employment Agreement (the “Amendment”) is made as of December 16, 2008, by and between Monolithic Power Systems, Inc. (the “Company”), and Michael Hsing (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee entered into that certain Employment Agreement dated March 10, 2008 (the “Agreement”).

WHEREAS, the Company and the Employee desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and the Employee agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1. Good Reason. Section 1(b) of the Agreement is hereby amended to read in its entirety as follows:

““Good Reason” means, CEO’s termination of employment within ninety (90) days following the expiration of any cure period (as discussed below) following the occurrence of one or more of the following, without the CEO’s written consent, (i) a material reduction by the Company in the CEO’s base compensation as in effect immediately prior to such reduction, except where a substantially equivalent percentage reduction in base salary is applied to all other officers of the Company; (ii) a material, adverse reduction in the CEO’s authority, responsibilities or duties, as measured against the CEO’s authority, responsibilities or duties immediately prior to such change; or (iii) a material change in the geographic location at which the CEO must perform services (that is, the relocation of the CEO’s place of work to a facility or a location more than fifty (50) miles from the CEO’s then-present work location), but only if such relocation results in an increased one-way commute of at least fifty (50) miles based on the CEO’s primary residence at the time such relocation is announced. The CEO will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of notice of the event that the CEO believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.”

2. Disability. Section 1(c) of the Agreement is hereby amended to read in its entirety as follows:

““Disability” means the CEO is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.”

3. Termination without Cause and Voluntary Termination with Good Reason. Section 7 of the Agreement, entitled “Termination without Cause and Voluntary Termination with Good Reason,” is hereby amended to read in its entirety as follows:

“7. Termination without Cause and Voluntary Termination with Good Reason. Subject to Section 12 below, if (i) the Company terminates the CEO’s employment without Cause or the CEO resigns from the Company for Good Reason, then subject to Section 7(c), the CEO shall receive severance payments and partially-accelerated vesting of certain equity grants (together the “Severance Benefits”) pursuant to sub-sections 7(a) and (b) below.

(a) Severance Payments. After the date of such termination, the Company shall, for a period of twelve (12) months following the date of such termination, (i) continue to pay the CEO at a rate based on the CEO’s then-current Base Salary and target annual bonus, in installments in accordance with the Company’s standard payroll practices (as in effect immediately prior to such termination), and (ii) pay the CEO and the CEO’s dependents’ COBRA premiums under all Company-sponsored group health plans (other than the Company’s Flexible Spending Account) that such individuals are enrolled in at the time of such termination (unless the Company determines in its sole discretion that such payment of COBRA premiums could result in the imposition of any additional tax on the CEO, in which case the Company will instead reimburse the CEO for the cost of the CEO’s and the CEO’s dependents’ COBRA premiums, with such reimbursements to be made within thirty (30) days of the date such premiums are made). In the event such termination occurs within one (1) year following a Change of Control, then such payments and benefits shall continue for a period of one (1) year after the date of such termination. Notwithstanding the foregoing, however, (A) payments and benefits under clauses (i) and (ii) shall terminate immediately upon the date the CEO commences to provide services to another entity for compensation, whether present or deferred, and the CEO shall provide the Company with written notice of the CEO’s acceptance of such a service provider position within three (3) days thereof and (B) benefits under subsection (ii) shall cease on the date that the CEO (or the CEO’s dependents, as applicable) ceases to be eligible for COBRA continuation coverage under the normal COBRA rules.

(b) Vesting Acceleration. Effective on such termination, the CEO shall receive accelerated vesting equivalent to twelve (12) months of service beyond the date of CEO’s termination with respect to the shares subject to any grant of restricted stock or stock options (each, an “Equity Grant”) granted to the CEO, regardless of whether granted prior to, coincident with, or after, the Effective Date; provided, however, that in the event such termination occurs within one (1) year following a Change of Control, then one hundred percent (100%) of the remaining shares subject to each such Equity Grant shall become vested in full and the period during which the CEO is permitted to exercise (if applicable) any such Equity Grant shall be extended until the earlier of (i) ten (10) years from the date of grant, or (ii) the expiration date of such Equity Grant (as of the date of grant).

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payable to the CEO, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be payable until the CEO has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if the CEO is a “specified employee” within the meaning of Section 409A at the time of the CEO’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following the CEO’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the CEO’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the CEO dies following the CEO’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the CEO’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v) “Section 409A Limit” will mean the lesser of two (2) times: (A) the CEO’s annualized compensation based upon the annual rate of pay paid to the CEO during the CEO’s taxable year preceding the CEO’s taxable year of the CEO’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the CEO’s employment is terminated.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the CEO agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the CEO under Section 409A.”

4. Section 13 of the Agreement, entitled “Tax Provisions,” is hereby amended to read in its entirety as follows:

13. Tax Provisions. In the event that the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by the CEO, would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the CEO shall receive (A) a payment from the Company sufficient to pay such excise tax, plus (B) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to the CEO pursuant to this sentence. The Company shall pay all amounts required by this Section 13 as soon as reasonably practicable, but in no event later than the end of the CEO’s taxable year next following the CEO’s taxable year in which the CEO remits the related taxes. Unless the Company and the CEO otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose determination shall be conclusive and binding upon the CEO and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the CEO shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The provisions of this Section 13 shall survive the termination of this Agreement and the CEO’s employment with the Company.”

5. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

6. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

7. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

8. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

9. Governing Law. This Amendment shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.

10. Amendment. Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and the Employee.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

MICHAEL HSING	MONOLITHIC POWER SYSTEMS, INC.

/s/ Michael Hsing	/s/ Herbert Chang
Signature	Signature

Michael Hsing	Herbert Chang
Print Name	Print Name

Chairman, MPS Compensation Committee
Print Title

(Signature page to Amendment to Michael Hsing Employment Agreement)